Exhibit 4.3

TCPL SUBORDINATED NOTE PURCHASE AGREEMENT

August 11, 2016

TO:	TransCanada Trust
c/o TransCanada PipeLines Limited, as Administrative Agent
450 - 1st Street S.W.
Calgary, Alberta,
T2P 5H1 Canada

Purchase of TCPL Subordinated Notes

The purpose of this letter agreement (the “Agreement”) is to confirm the terms under which TransCanada Trust (the “Trust”) has agreed to purchase and TransCanada PipeLines Limited (“TCPL”) has agreed to issue and sell to the Trust, junior subordinated notes in the principal amount of $1,200,000,000 (the “TCPL Sub Notes”) in United States Dollars.  The TCPL Sub Notes are issued under a trust indenture dated as of May 20, 2015, as supplemented by a supplemental indenture dated as of August 11, 2016, in each case between TCPL and Computershare Trust Company of Canada (as so supplemented, the “Indenture”) and have the rights and entitlements described therein.

Agreement to Purchase

1.                                      TCPL hereby agrees to issue and deliver, or cause to be delivered, to the Trust, and the Trust hereby agrees to purchase, the TCPL Sub Notes in the manner and for the consideration described in this Agreement.

Subscription Price

2.                                      The subscription price for the TCPL Sub Notes will be $1,200,000,000 (the “Subscription Price”) in United States Dollars.  The Subscription Price will be paid by the Trust to TCPL in accordance with Section 7 of this Agreement.

Representations and Warranties

3.                                      The Trust represents and warrants to TCPL that it is purchasing the TCPL Sub Notes as principal and is an “accredited investor” as defined in National Instrument 45-106 of the Canadian Securities Administrators.

4.                                      TCPL represents and warrants that the TCPL Sub Notes have been duly authorized and executed by TCPL and, when authenticated and delivered to the Trust in accordance with the terms hereof and the terms of the Indenture, will constitute valid and binding obligations of TCPL entitled to the benefits  of the Indenture and enforceable against TCPL in accordance with their terms except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of the rights of creditors generally or by general equitable principles (regardless of whether enforcement is considered in a proceeding at law or in equity).

Covenants

5.                                      The Trust will execute and deliver within the applicable time periods all documentation as may be required by applicable securities laws, if any, to permit the purchase of the TCPL Sub Notes on the terms set forth herein and the Trust will execute, deliver, file and otherwise assist TCPL in filing such reports, undertakings and other documents, if any, with respect to the issue of the TCPL Sub Notes as may be required by applicable securities laws or by any securities regulatory authority or stock exchange or other regulatory authority.

6.                                      The Trust understands that (i) the TCPL Sub Notes are subject to transfer restrictions, and (ii) it will not be able to resell the TCPL Sub Notes until expiry of the applicable hold period under applicable Canadian securities laws except in accordance with limited exemptions and compliance with other requirements of applicable law, and the Trust (and not TCPL) is responsible for compliance with applicable resale restrictions or hold periods and will comply with such transfer restrictions and all relevant securities laws in connection with any resale of the TCPL Sub Notes.

Delivery and Payment

7.                                      The issuance and purchase of the TCPL Sub Notes contemplated by this Agreement will take place at the offices of TCPL, 450- 1st Street S.W., Calgary, Alberta T2P 5C1 at 8:30 a.m. (Calgary time) on August 11, 2016 (the “Closing”).  At the Closing, TCPL will issue and deliver, or cause to be delivered, to the Trust one or more certificates for the TCPL Sub Notes, registered in the name of the Trust and the Trust will pay the Subscription Price to TCPL by cheque, bank draft or electronic transfer of funds or as otherwise agreed by the Trust and TCPL.

Personal Information Authorization

8.                                      By executing this Agreement, the Trust hereby consents to the collection, use and disclosure of the personal information provided herein and other personal information provided by the Trust or collected by TCPL or its agents as reasonably necessary in connection with the Trust’s subscription for the TCPL Sub Notes (collectively, “personal information”) including as follows: (a) TCPL may use personal information and disclose personal information to intermediaries such as TCPL’s legal counsel and withholding and/or transfer agents for the purposes of determining the Trust’s eligibility to invest in the TCPL Sub Notes and for managing and administering the Trust’s investment in the TCPL Sub Notes; (b) TCPL, its agents and advisors, may each collect, use and disclose personal information for the purposes of meeting legal, regulatory, self-regulatory, security and audit requirements (including any applicable tax, securities, money laundering or anti-terrorism legislation, rules or regulations) and as otherwise permitted or required by law, which disclosures may include disclosures to tax, securities or other regulatory or self-regulatory authorities in Canada and/or in foreign jurisdictions, if applicable, in connection with the regulatory oversight mandate of such authorities; (c) TCPL and its agents and advisors may use personal information and disclose personal information to parties connected with the proposed or actual transfer, sale, assignment, merger or amalgamation of TCPL or its business or assets or similar transactions, for the purpose of permitting such parties to evaluate and/or proceed with and complete such transaction.  Purchasers, assignees and successors of TCPL or its business or assets may collect, use and disclose personal information as described in this Agreement.  The Trust acknowledges that TCPL’s agents or intermediaries may be located outside of Canada, and personal information may be transferred and/or processed outside of Canada for the purposes described above, and that measures TCPL may use to protect personal information while handled by agents, intermediaries or other third parties on its behalf, and personal information otherwise disclosed or transferred outside of Canada for the purposes described above, are subject to legal requirements in foreign countries applicable to TCPL or such third parties, for example lawful requirements to disclose personal information to government authorities in those countries.

Governing Law

9.                                      This Agreement will be governed by and construed in accordance with the laws of Ontario and the federal laws of Canada applicable therein.

Entire Agreement

10.                               This Agreement contains the entire agreement of the parties relating to the purchase of the TCPL Sub Notes by the Trust and there are no representations, warranties, covenants or other agreements relating to the subject matter of this Agreement except as stated or referred to in this Agreement.

Time of the Essence

11.                               Time is of the essence of this Agreement.

Severability

12.                               Any provision of this Agreement which is found to be unenforceable by a court of competent jurisdiction will be ineffective to the extent of such unenforceability and will be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provisions.

Recourse to the Trustee and the Trust

13.                               Where any reference is made in this Agreement to an act to be performed by or for or on behalf of the Trust, or a right or obligation of the Trust, such reference will be construed and applied for all purposes as if it referred to an act to be performed by or a right or obligation of Valiant Trust Company (the “Trustee”) for and on behalf of and in its capacity as trustee of the Trust.  This Agreement will be deemed and construed for all purposes as if made by the Trustee in and only in its capacity as trustee of the Trust. Subject to the exceptions set out in the Trust’s declaration of trust: (i) any liability, debt or obligation of the Trustee under this Agreement is non-recourse to the Trustee in its personal capacity and limited solely to the Trust Assets; (ii) no other property or assets of the Trustee, whether owned by it in its personal capacity or otherwise, will be subject to levy, execution or other enforcement procedure with regard to any obligation under this Agreement; and (iii) no recourse may be had or taken, directly or indirectly, against the Trustee in its personal capacity or against any incorporator, shareholder, director, officer, representative, employee, agent or advisor of the Trustee or any predecessor or successor of the Trustee.

Delivery of the TCPL Subordinated Note Purchase Agreement

14.                               TCPL and the Trust agree that two signed copies of this Agreement, together with any required forms, if any, necessary to comply with applicable securities legislation and policies, will be delivered to TCPL at Closing subject to extension through mutual agreement between TCPL and the Trust.

Counterparts

15.                               This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which taken together shall be deemed to constitute one and the same instrument. To evidence its execution of an original counterpart of this Agreement, a party may send a copy of its original signature on the execution page hereof to the other party by electronic transmission, and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving party.

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TRANSCANADA TRUST, by its Administrative Agent, TRANSCANADA PIPELINES LIMITED

By:	(signed) “Joel E. Hunter”
Name: Joel E. Hunter Title: Vice-President, Finance and Treasurer

By:	(signed) “Christine R. Johnston”
Name: Christine R. Johnston Title: Vice-President, Law and Corporate Secretary

Confirmation and Acceptance

This TCPL Subordinated Note Purchase Agreement is confirmed and accepted by TCPL as of August 11, 2016.

TRANSCANADA PIPELINES LIMITED

By:	(signed) “Joel E. Hunter”
Name: Joel E. Hunter Title: Vice-President, Finance and Treasurer

By:	(signed) “Christine R. Johnston”
Name: Christine R. Johnston Title: Vice-President, Law and Corporate Secretary